ADDENDUM TO
ADVISORY AGREEMENT
Calvert Variable Series, Inc
Calvert Municipal Fund, Inc.
Calvert Tax-Free Reserves
First Variable Rate for Govt. Income

Calvert Asset Management Company, Inc. ("Calvert" or "Advisor"), as advisor to the above-referenced registered investment companies ("Funds"), hereby agrees with the respective Funds to limit the net annual operating expenses of the Funds as follows through the period ended April 30, 2009. Figures are expressed as a percentage of average annual net assets. For the purposes of this expense limit, operating expenses do not include interest expense, brokerage commissions, taxes, and extraordinary expenses. To the extent any expense offset arrangement reduces Fund expenses, the Advisor's obligation under this agreement is reduced and the Advisor shall also benefit from the expense offset arrangement.
	Single Class	Class A	Class B	Class C	Class O	Class I
Calvert Variable Series, Inc.
Social Mid Cap Growth Portfolio	--	--	--	--	--	--
Social International Equity Portfolio	--	--	--	--	--	--
Social Balanced Portfolio	--	--	--	--	--	--
Social Equity Portfolio	1.08%	--	--	--	--	--
Income Portfolio	--	--	--	--	--	--
Ameritas Income & Growth Portfolio	.78%	--	--	--	--	--
Ameritas Small Capitalization Portfolio	1.00%	--	--	--	--	--
Ameritas MidCap Growth Portfolio	.94%	--	--	--	--	--
Ameritas MidCap Value Portfolio	--	--	--	--	--	--
Ameritas Small Company Equity Portfolio	1.33%	--	--	--	--	--
Ameritas Core Strategies Portfolio	.95%	--	--	--	--	--
Ameritas Index 500 Portfolio	.38%	--	--	--	--	--
Ameritas Money Market Portfolio	.36%	--	--	--	--	--

Calvert Municipal Fund, Inc.
National Municipal Intermediate Portfolio	--	--	--	--	--	--

Calvert Tax-Free Reserves
Money Market Portfolio	--	--	--	--	--	--
Limited-Term Portfolio	--	--	--	--	--	--
Long-Term Portfolio	--	--	--	--	--	--
Vermont Municipal Portfolio	--	--	--	--	--	--

First Variable Rate for Govt. Income
Calvert First Government Money Market	--	--	2.00%	2.00%	--	--
For Funds	For Advisor

BY: /s/William M. Tartikoff	BY: /s/Ronald M. Wolfsheimer	Date: April 30, 2008
William M. Tartikoff Vice President	Ronald M. Wolfsheimer Chief Financial and Administrative Officer and Senior Vice President